Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 9, 2005 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Monro Muffler Brake, Inc., which appears in Monro Muffler Brake, Inc.’s Annual Report on Form 10-K for the year ended March 26, 2005.
PricewaterhouseCoopers LLP
Rochester, New York
April 6, 2006